Exhibit 10.14
AMENDMENT
TO
EMPLOYMENT AGREEMENT
     AMENDMENT (“Amendment”) made as of this 27th day of January 2006 to the Amended and Restated Employment Agreement dated as of December 5, 2003 (the “Employment Agreement”) by and between Aetna Inc. (“Aetna”), a Pennsylvania corporation and Ronald A. Williams (“Executive”).
     WHEREAS, Aetna and Executive have previously entered into the Employment Agreement; and
     WHEREAS, Aetna and Executive desire to amend the Employment Agreement.
     NOW, THEREFORE, effective February 14, 2006, the Employment Agreement is hereby amended as follows:
     1. Sections 1.01(a) and (b) of the Employment Agreement are amended in their entirety to read as follows:
“(a) On February 14, 2006 (the “Effective Date”), Executive shall assume the position, duties and responsibilities as the Company’s President and Chief Executive Officer.
(b) In such position, Executive shall have the duties and authority commensurate with such position and such other duties and authority, consistent with such position, as shall be assigned to him from time to time by the Company’s Board of Directors (the “Board”). Executive shall report only to the Board.”
     2. Section 1.02 of the Employment Agreement is amended in its entirety to read as follows:
     “SECTION 1.02. Term. Executive shall continue to be employed by the Company for a period commencing on the Effective Date and, subject to earlier termination or extension as provided herein, ending on December 31, 2008 (the “Employment Term”). On December 31, 2008 and on December 31st of each subsequent year up to and including December 31, 2013, the Employment Term shall automatically be extended for one additional year (but not beyond Executive’s sixty-fifth (65th) birthday) unless not later than 90 days prior to such date the Company or Executive shall have given written notice of its or his intention not so to extend the Employment Term. Unless earlier terminated, the Employment Term shall end on Executive’s sixty-fifth (65th) birthday.”
     3. Section 2.01 of the Employment Agreement is amended in its entirety to read as follows:
     “SECTION 2.01. Base Salary. Starting on the Effective Date, the Company shall pay Executive an annual base salary (the “Base Salary”) at the initial annual rate of $1,100,000, payable in equal monthly installments or otherwise in accordance with the payroll and personnel practices of the Company from time to time. The Base Salary shall be reviewed annually by the Compensation Committee of the Board (the “Committee”) for possible increase in the sole discretion of the Committee. Executive’s Base Salary, as in effect from time to time, may not be reduced by the Company without Executive’s consent, except in the event of a ratable reduction affecting all senior officers of the Company. Any amount of Base Salary in excess of $1,000,000 for a fiscal year shall be mandatorily deferred on an annual basis and in compliance with Code Section 409A (but nevertheless remain eligible for benefits, if otherwise eligible) until the fiscal year after the fiscal year in which Executive’s employment terminates; provided, however, to the extent permissible under Code Section 409A without causing any additional tax on Executive under Code Section 409A, if the Company reasonably anticipates that the Company’s tax deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m), such payment shall be delayed to the earliest date in which the Company anticipates that its tax deduction for such payment will not be limited or eliminated. Any deferral of Base Salary under this Section 2.01 shall earn a rate of return in accordance with the Company’s deferral program applicable to the Company’s senior executive officers in effect from time to time.”

     4. Section 2.02(a) of the Employment Agreement is amended in its entirety to read as follows:
     “(a) With respect to each fiscal year all or part of which is contained in the Employment Term, Executive shall be eligible to participate in the Company’s annual incentive plan, with a target bonus opportunity of 150% of Base Salary, a threshold bonus opportunity of 75% of Base Salary and a maximum bonus opportunity of 300% of Base Salary or such other greater amount as the Committee may determine in its sole discretion; provided, however, that in no event shall Executive’s bonus payment exceed the maximum limit prescribed under the Company’s annual incentive plan.”
     5. Section 2.03 of the Employment Agreement is amended to add a new subsection (e) as follows:
     “(e) With respect to all grants on or after the Effective Date under any Company equity or incentive plan, including without limitation, the Company’s current long-term incentive plan, on Executive’s termination of employment (other than for Cause) Executive will be deemed to have satisfied any and all criteria required to be considered “retired” (with the maximum benefit payable under any such grant as a retiree, including based on age or service) for purposes of any such grants. In any event, all such vested Awards that are exercisable shall remain exercisable under the earlier of (i) the last date on which such Award would otherwise have been exercisable, and (ii) the second anniversary of Executive’s termination of employment.”
     6. Article 2 of the Employment Agreement is amended to add a new Section 2.05 as follows:
     “SECTION 2.05. Restricted Stock Unit Grant. The Company shall cause the grant to Executive of 75,000 restricted stock units on the Effective Date, which units shall vest, subject to Executive’s continued employment with the Company, in three equal annual installments commencing on the first anniversary of the Effective Date; provided that the units shall fully vest on a Qualifying Event. Such grant shall include dividend equivalent rights (invested into additional restricted stock units) and distribution of shares of the Company’s common stock registered under a Registration Statement on Form S-8 (that is kept current) with the Securities and Exchange Commission representing the vested restricted stock units shall be made to Executive six months following termination of employment; provided, however, to the extent permissible under Code Section 409A without causing any additional tax on Executive under Code Section 409A, if the Company reasonably anticipates that the Company’s tax deduction with respect to such payment would be limited or eliminated by application of Code Section 162(m), such payment shall be delayed to the earliest date in which the Company anticipates that its tax deduction for such payment will not be limited or eliminated.“
     7. Section 3.03(c) of the Employment Agreement is amended to replace “second anniversary” with “third anniversary.”
     8. Article 3 of the Employment Agreement is amended to add a new Section 3.06 as follows:
     “SECTION 3.06. Six-Month Delay Distribution Requirement. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit to be made hereunder in connection with a termination of Executive’s employment does not comply with the “short-term deferral” exception under Proposed Treasury Regulation Section 1.409A-1(b)(4) or any other rule or regulation exempting such payment from the six-month delay required under Code Section 409A(B)(i), without causing such amounts or other amounts to be subject to additional tax under Code Section 409A, (a) such payment shall be delayed until the earlier of (i) the date which is six months after Executive’s termination of employment for any reason other than death or (ii) the date of Executive’s death, and (b) the full cost of any benefit shall be paid by Executive during such period and the Company shall promptly reimburse Executive for said costs on the earlier of the date set forth in subsections (a)(i) or (ii) of this Section 3.06. The provisions of this Section 3.06 shall only apply if required to comply with Code Section 409A.”
     8. Section 6.02 of the Employment Agreement is amended to add the following sentence at the end of the section:
     “In addition, the Company shall pay the reasonable legal fees and expenses associated with entering into the amendment to this Agreement dated January 27, 2006.”

     9. Section 6.15 of the Employment Agreement is amended to insert a new subsection (g) as follows:
     “(g) With respect to all awards of compensation after the Effective Date, including equity compensation or benefits, notwithstanding anything to the contrary contained in the governing terms of such compensation award(s), Executive’s compliance with the restrictive covenants contained in Section 6.15 of this Agreement shall be deemed to be compliance in all respects with any and all restrictive covenants contained in, incorporated by or otherwise referred to in any document governing the terms of such compensation award(s).”
     10. Article 6 of the Employment Agreement is amended to insert a new Section 6.17 as follows:
     “SECTION 6.17. Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A.”
     IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 27th day of January, 2006 .

AETNA INC.

By:	/s/: John W. Rowe

Title:	Chairman and CEO

EXECUTIVE

/s/: Ronald A. Williams

Ronald A. Williams